TS & B HOLDINGS, INC.
A Small BDC Worth Watching

A number of small Business Development Corporations have joined the ranks on Wall Street. The rules are the same for both large and small BDC’s. The only difference is the amount of capital available for investment. But one tiny BDC is showing that a little capital, well invested, can go a long way.

Symbol - TSBI.OB	Post-Reverse Split (8/13/04)	Pre-Reverse Split
RECENT SHARE PRICE	$0.034	$0.00125
52 WEEK RANGE	--	--
VOLUME AVG 60 DAYS	307,949	24,182,920
MARKET CAP	424,000	621,655
COMMON AUTHORIZED	500,000,000	500,000,000
COMMON ISSUED	12,453,101	500,000,000
PREFERRED AUTHORIZED	10,000,000	10,000,000
PREFERRED ISSUED	3,750,000	3,750,000
WEIGHTED COMMON STOCK	27,358,000	875,000,000

TS&B Holdings, Inc (OTCBB: TSBI.OB) made a notable debut in its first quarter as a BDC. The company has invested in a diverse portfolio of private companies with results that indicate good private equity management can be found in small packages. Shareholder value has made excellent gains and the company is showing signs that it may be well suited for its new course.

TS&B Holdings registered as a BDC on January 5, 2004. The company proceeded to add $1.5 million to shareholder equity in its first quarter as a BDC, and believes another good quarter for the period ending June 30 will dismiss the “accident theory”. Management credits the turnaround to a BDC’s ability to raise capital through the sale of equity and debt instruments. The company has utilized both vehicles and has built a portfolio of seven investments.

The TSBI Portfolio as of March 31, 2004

GULF COAST RECORDS	49%	$350,000
BUEHLER EARTH & WATERWORKS, LLC	51%	260,000
SPORTS NATION, INC	100%	95,000
TS&B FINANCIAL SERVICES, INC	100%	250,000
KMA CAPITAL PARTNERS, LTD	25%	440,000
TS&B GAMING & ENTERTAINMENT CORP	100%	100
WELLSTONE ACQUISITIONS CORP	66%	75,000
TOTAL		$1,470,100

Cummings Financial Services, Inc. — The most recent acquisition is a well-established mortgage company based in Brandon, Florida. The company originated $26.5 million in residential loans in 2003 earning gross fees of over $850,000. They utilize relationships with more than 450 lenders.

RATIO COMPARISON

	Company	Industry
P/E HIGH	N/A	27.13
P/E LOW	N/A	11.97
BETA	1.58	1.65

PRICE TO TANGIBLE BOOK	.34	4.15%
INSTITUTIONAL OWNERSHIP	N/A	21.26

IF TSBI was to trade at the industry average of book, the share price would be 0.432!

If a $2,500 investment was made in TSBI at a price $.05, or 50,000 shares, then:

30-DAY TARGET	100-DAY TARGET
$.20 $10,000 or 400%	$0.45 $22,500 or 900%

Summary

TS&B Holdings’ fiscal year ended on June 30, 2004; only two of the reported quarters will be posted as a BDC. We look forward to the fiscal year that started July 1st. It appears TS&B Holdings is now ready to make its mark on the small cap landscape.

A primary advantage of the BDC model is how quickly shareholder equity can be developed and leveraged. If an asset can be obtained for 70% of true value, for example, the remaining 30% is added to net asset value (NAV). Net asset value can be leveraged with bonds or notes through relationships the company currently has in place. We anticipate continued growth in shareholder value due to favorable BDC rules, and shareholders can expect future value to be built underneath very reasonable current entry prices. The company felt the recent restructuring was needed to attract new capital. TS&B Holdings is now positioned to fully utilize management’s abilities to identify, acquire, and expand businesses. We forecast extraordinary growth for TS&B Holdings over the next several years.

TS&B Holdings, Inc. is led by CEO James E. Jenkins. Mr. Jenkins’ previous professional experiences range from owning large electronics manufacturers to successful commercial real estate funding and hotel development projects.

The Company states it is devoting a significant amount of time identifying the next acquisition targets and is reviewing a number of interesting opportunities. The right small BDC can represent an excellent opportunity for growth-oriented investors.

We believe even the most sophisticated investors can be comfortable with this mighty mite that is purposefully moving forward under a BDC’s favorable rules.

SELECT FINANCIAL DATA

511% INCREASE IN TOTAL ASSETS 2ND TO 3RD QUARTER

9 Months Ending

	2004	2003
TOTAL ASSETS	1,921,476	314,441
TOTAL LIABILITIES	228,316	391,343
TOTAL SHAREHOLDER EQUITY	1,303,160	(233,644)
OPERATING INCOME (LOSS)	(604,060)	(1,209,034)
TOTAL ASSEST'S INCREASED		511%
TOTAL LIABILITIERS DECREASED		43%
TOTAL SHAREHOLDER EQUITY INCREASED		667%
OPERATING LOSS DECREASED		50%

http://finance.yahoo.com/q/bs?s=TSBI.OB

These are clear indicators http://finance.yahoo.com/q/is?s=TSBI.OB of a company on the move with an agenda to become a VERY successful Business Development Company!

Contact(s):

Warren White Jack Craig	KMA Capital Partners, Ltd. 7380 Sand Lake Road, #500 Sand Lake Center IV Orlando, Florida 32819 Ph: 407-352-3957 Fax: 270-675-5103 info@KMAcapital.com www.KMAcapital.com

Safe Harbor:

The statements made in this release constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changing economic conditions, interest rates trends, continued acceptance of the Company’s products in the marketplace, competitive factors and other risks detailed in the Company’s periodic report Filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.